EXHIBIT 10.44
     Dr. Tóth Ádám és Dr. Gáspár Edina Közjegyzõi Iroda
Dr. Tóth Ádám közjegyzõ e-mail: notar@notar.hu
1092 Budapest Ráday u.34.I.em.8., tel: 1-476-0270,1-476-01-58,fax:1-476-02-71
Docet Number: 0327/2007.
Certified Office Copy
NOTARIAL DEED
     Before me, Dr. Csernák András, notarysubstitute (licence to act in English: IM/IGKOD/2005/KÖZJ/3007) at Dr. Tóth, Ádám Notary at Budapest, at the date mentioned below in the office of the notary (1092 Budapest, Ráday u. 34. I. em. 8.), appeared as client:
     1.) TOREADOR RESOURCES CORPORATION (a company incorporated under the laws of Delaware, having its seat at US — Texas, 75205, Dallas, 4809 Cole Avenue, Suite 108, registered under number: 0448603) represented by Mr. Wetzlaugk, Travis Karl-Paul (born in Edmonton/Canada, 19. November 1965) Canadian Citizen, who established his identity by his Canadian Passport No.BC246265, acting alone in the name of the said company, who established his power of procuration by the Power of Attorney attached hereto, and
     2.) INTERNATIONAL FINANCE CORPORATION (registered seat at: 2121 Pennsylvania Avenue N.W., Washington, D.C. 20433, United States of America) represented by dr. Mestyán, Szabolcs (born in Debrecen, 07. October 1981., mother’s maiden name: Varga, Marianna) domicilled at 1139 Budapest, Petneházy u. 21. VI/26., who established his identity by his Identity Card No.427307EA, and his Address Card No.938767JL, acting alone in the name of the said company, who established his power of procuration by the Power of Attorney attached hereto.
     3.) Toreador International Holding Limited Liability Company (registered seat at: 1054 Budapest, Szabadság tér 7., Hungary, registration number: 01-09-868606, tax number: 13698599-2-41, statistical code: 13698599-7415-113-01) represented by Mr. Wetzlaugk, Travis Karl-Paul (born in Edmonton/Canada, 19. November 1965) Canadian Citizen, who established his identity by his Canadian Passport No.BC246265, acting alone in the name of the said company, who established his power of procuration by the Extract of the Commercial Register.
     The representatives of the Contracting Parties declared, with full knowledge of their potential criminal responsibility and liability, that the Contracting Party represented by them has been properly established and is currently existing and that they, as representatives with signing authority pursuant to the above, are authorised to make the declarations necessary for inclusion in the present notarial deed in the name of the Contracting Party which they represent.
     The clients requested me to draw up into a notarial deed in English language spoken by them the following:
QUOTA CHARGE AGREEMENT
This Quota Charge Agreement (the “Agreement”) is made on the 28th (twenty-eighth) day of February in the year of 2007 (two thousand and seven) between:
(1) TOREADOR RESOURCES CORPORATION, as owner of the Quota (as defined below), as guarantor under the Loan and Guarantee Agreement (as defined below) and chargor under this Agreement (hereinafter referred to as the “Chargor”); and
(2) INTERNATIONAL FINANCE CORPORATION, as chargee under this Agreement (hereinafter referred to as the “IFC” or the “Chargee”);
(1), and (2) are together hereinafter referred to as the “Parties”.
This Agreement is hereby acknowledged and accepted by:

(3) TOREADOR INTERNATIONAL HOLDING LIMITED LIABILITY COMPANY (in Hungarian: TOREADOR INTERNATIONAL BEFEKTETÉSI KFT.) (hereinafter referred to as the “Company”).
WHEREAS
(A) Pursuant to the Loan and Guarantee Agreement, IFC have agreed to make available to the Borrowers (as defined below) term and revolving facilities in a maximum amount of USD 10,000,000 (i.e. ten million US Dollar) and USD 40,000,000 (i.e. forty million US Dollar) respectively on the terms and conditions set out therein.
(B) The Chargor was requested to provide security to the Chargee as set out herein.
(C) It is a condition precedent of the Loan and Guarantee Agreement that the Parties enter into this Agreement to create a security interest over the Quota in accordance with and subject to the terms set out herein.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1. INTERPRETATION
Unless a contrary indication appears, all terms defined and rules of interpretation set out in the Loan and Guarantee Agreement shall have the same respective meanings when used herein.
1.1 Definitions
In this Agreement:
“Articles of Association” or ,,Deed of Foundation” means the articles of association or deed of foundation of the Company as it exists and is in full force and effect since their latest amendments on 19th (nineteenth) day of January in the year of 2006 (two thousand and six) and on 05th (fifth) day of February in the year of 2007 (two thousand and seven) and on 20th (twentieth) day of February in the year of 2007 (two thousand and seven), provided that such amendments will be registered with the Court of Registration in the lack of which “Articles of Association” shall mean the articles of association or deed of foundation of the Company as it exists and is in full force and effect since their latest amendment on 31st (thirty-first) day of October in the year of 2006 (two thousand and six) .
“Borrowers” means collectively Toreador Turkey Ltd., Toreador Romania Ltd., Madison Oil France SAS and Toreador Energy France S.C.S., each as a borrower under the Loan and Guarantee Agreement.
“Charge” means the charge created by, and pursuant to, this Agreement in connection with the Quota.
“Civil Code” means Act IV of 1959 on the Civil Code of the Republic of Hungary.
“Companies Act” means Act IV of 2006 on Business Associations.
“Court Enforcement Act” means Act LIII of 1994 on Judicial Execution.
“Court of Registration” means the relevant Hungarian court of registration having jurisdiction over the Company (currently being “Fõvárosi Bíróság mint Cégbíróság”).
“Declaration” means a written declaration (in the form of a notarial deed) of the Chargee issued in accordance with Section 21(2) of the Court Enforcement Act (i) declaring the failure to pay the relevant amounts on the due date set forth in the Demand and (ii) stipulating the amount of principal, interest and default interest due as at the date of such declaration as well as the applicable rate of interest and default interest applicable from such date until the date of receipt by the Chargee of the proceeds of the enforcement hereunder.
“Demand” means any demand made by IFC and sent to the Borrowers with a copy to the Chargor upon the occurrence of an Enforcement Event (i) declaring the occurrence of an Event of Default under the Loan and Guarantee Agreement and/or the Financing Documents; and (ii) setting (in the IFC’s total discretion) a payment date for the payment by the Chargor of any amounts outstanding under or in connection with the Loan and Guarantee Agreement and/or the Finance Documents and stipulating that if such payment is not made when due, the Chargee becomes authorised to enforce the Charge.

“Enforcement Event” means:
(a) an occurrence of an Event of Default which is continuing unwaived; and
(b) a notice under Clause 7.01 (Acceleration after Default) of the Loan and Guarantee Agreement (including, inter alia, the Demand) is served on the Chargor.
“Event of Default” means any event or circumstance specified as such in Clause 7.02 (Events of Default) of the Loan and Guarantee Agreement.
“Financing Document” has the meaning given to that term in the Loan and Guarantee Agreement.
“Guarantors” has the meaning given to that term in the Loan and Guarantee Agreement (including the Chargor).
“Loan and Guarantee Agreement” means the USD 40,000,000 (i.e. forty million US Dollar) revolving and the USD 10,000,000 (i.e. ten million US Dollar) term facilities agreement dated 28th (twenty-eighth) day of December in the year of 2006 (two thousand and six) and made between Toreador Resources Corporation and Toreador International Holding Limited Liability Company as guarantors, Toreador Turkey Ltd., Toreador Romania Ltd., Madison Oil France SAS and Toreador Energy France S.C.S. as borrowers and guarantors and International Finance Corporation.
“Obligors” means the Borrowers and the Guarantors under the Loan and Guarantee Agreement, and
“Obligor” shall be construed accordingly.
“Quota” means the quota owned by Chargor in the Company representing its ownership interest in the Company from time to time.
“Quotaholders’ Resolution” means any resolution passed by the Chargor in respect of the Company.
“Registry of Charges” means the central registry of charges, fixed charges and floating charges kept and maintained by the Chamber of Hungarian Public Notaries.
“Secured Obligations” means all obligations which any Obligor may at any time have to IFC under or pursuant to the Financing Documents, including without limitation any liability in respect of any future advances made hereunder, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity). For the avoidance of doubt, the Charge secure the abovementioned obligations up to an aggregate amount set out under Clause 2.1.
“Security Documents” has the meaning given to that term in the Loan and Guarantee Agreement.
“Termination Date” means the date currently scheduled for 15th (fifteenth) day of June in the year of 2015 (two thousand and fifteen).
1.2 Interpretation
1.2.1 Headings are for convenience of reference only.
1.2.2 Where the context so permits, the singular includes the plural and vice versa.
1.2.3 References to Clause shall, subject to any indication to the contrary, mean the respective Clause of this Agreement.
1.2.4 Save where the contrary is indicated, any reference in this Agreement to any “Borrower”, the “Chargor”, the “Chargee” or any “Guarantor” shall be construed so as to include its or their respective successors, transferees and assigns under the Loan and Guarantee Agreement from time to time and any successor of such a successor, transferee or assign in accordance with their respective interests.
1.2.5 References to the Loan and Guarantee Agreement, the Financing Documents, this Agreement or any other agreement or document shall, where applicable, be deemed to be references to such Loan and Guarantee Agreement, Finance Documents, this Agreement or such other agreement or document as the same may have been, or may from time to time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated thereunder.
1.2.6 References to any element of the legislation, statute, act, law, regulation or any provision thereof shall, where applicable, be deemed to be references to that element of the legislation, as amended or re-enacted.
1.2.7 Any amount paid to IFC under any Financing Document will be deemed, for the purposes of this Agreement, irrevocably paid in full if it has been paid in full and there is no evidence such as to give a reasonable belief that any claim will be brought to revoke such payment.
1.3 Security Period
The security period is commencing on the date of this Agreement and terminating on the date (being the Termination Date) when the Secured Obligations have been duly and fully discharged.
2. CREATION OF THE CHARGE
2.1 In order to secure the Secured Obligations up to the amount of:
(i) USD 50,000,000 (i.e. fifty million US Dollar) principal; plus
(ii) all accrued interest (to be calculated in accordance with Clause 3.2 (Calculation of Interest)), plus
(iii) all accrued default interest (to be calculated in accordance with Clause 3.4 (Calculation of Interest)), plus
(iv) any other indemnities, fees, commissions, costs and expenses (including expenses arising in connection with the enforcement of this Agreement) arising under or in connection with the Loan and Guarantee Agreement and/or the Financing Documents, the Chargor hereby grants to the Chargee for the benefit of the Chargee a Charge over its Quota in the Company and over any rights and/or benefits arising out of, or in connection with its Quota, including, without limitation all cash dividends or distributions payable at any time hereafter on the Quota.
2.2 The Charge constituted by this Agreement will come into existence upon the execution of this Agreement in the form of a notarial deed and the parties hereby request the registration of the Charge in the Registry of Charges.
2.3 By signing this Agreement the Company acknowledges the creation of Charge over the Quota and undertakes to indicate such Charge in the members’ list of Company, submit such members’ list to the Court of Registration and evidences such submission to the Chargee.
3. CALCULATION OF INTEREST
3.1 For the purposes of this Clause 3 (Calculation of Interest),
3.1.1 “A Loan” shall mean the principal amount of each borrowing under the A Loan Facility or, as the context requires, the principal amount outstanding of that borrowing; provided that for avoidance of doubt, and in accordance with Section 2.02(c) of the Loan and Guarantee Agreement, on each Interest Payment Date all A Loans (including Rollover Loans) outstanding prior to such Interest Payment Date shall (to the extent not repaid and subject to the fulfillment of the conditions for the making of each Rollover Loan set forth in Clause 5.02 (Conditions of All Disbursements) and Clause 5.04 (Certification) of the Loan and Guarantee Agreement) be rolled over into a single A Loan on such Interest Payment Date;
3.1.2 “A Loan Facility” shall mean the facility specified in Clause 2.01(a)(i) (Loan Procedure and Rollover) of the Loan and Guarantee Agreement or, as the context requires, its principal amount from time to time outstanding thereunder;
3.1.3 “Applicable Margin” shall mean:
(a) with respect to the A Loan, two percent (2%) per annum; and
(b) with respect to the C Loan:

(i) one point five percent (1.5%) per annum, until the date of disbursement of the first A Loan; and
(ii) zero point five percent (0.5%) per annum, on and after the date of disbursement of the first A Loan;
3.1.4 “A Loan Interest Rate” shall mean for any Interest Period, the rate at which interest is payable on each A Loan during that Interest Period, determined in accordance with Clause 3.2 and, if applicable, Clause 3.3 below;
3.1.5 “Business Day” shall mean a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Clause 2.03 (d) (ii) (Interest) of the Loan and Guarantee Agreement (as stipulated in Clause 3.2.4(b) of this Agreement), London, England;
3.1.6 “C Loan” shall mean the principal amount of the C Loan Facility or, as the context requires, the principal amount outstanding of that facility;
3.1.7 “C Loan Facility” shall mean the facility specified in Clause 2.01(a)(ii) (The Facility) of the Loan and Guarantee Agreement or, as the context requires, its principal amount from time to time outstanding;
3.1.8 “C Loan Interest Rate” shall mean for any Interest Period, the rate at which interest is payable on the C Loan during that Interest Period, determined in accordance with Clause 3.2 and, if applicable, Clause 3.3 below;
3.1.9 “Interest Determination Date” shall mean except as otherwise provided in Clause 2.03 (d) (ii) (Interest) of the Loan and Guarantee Agreement (as stipulated in Clause 3.2.4(b) of this Agreement), the second Business Day before the beginning of each Interest Period;
3.1.10 “Interest Payment Date” shall mean June 15. (fifteenth) and December 15. (fifteenth) in each year or, in the case of any Interest Period of less than six (6) months, pursuant to Clause 2.04 (Change in Interest Period) of the Loan and Guarantee Agreement (as stipulated in Clause 3.3 of this Agreement), any day that is the 15. (fifteenth) day of the month in which the relevant Interest Period ends;
3.1.11 “Interest Period” shall mean each period of six (6) months or, in the circumstances referred to in Clause 2.04 (Change in Interest Period) of the Loan and Guarantee Agreement (as stipulated in Clause 3.3 of this Agreement), each period of three (3) months or one (1) month determined pursuant to that Clause, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Loan when it means the period beginning on the date on which that Loan is made and ending on the day immediately before the next following Interest Payment Date;
3.1.12 “Interest Rate” shall mean
(a) with respect to the A Loan, the A Loan Interest Rate; and
(b) with respect to the C Loan, the C Loan Interest Rate;
3.1.13 “LIBOR” shall mean the British Bankers’ Association (“BBA”) interbank offered rates for deposits in the Loan Currency which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency, “LIBOR” shall mean the rate determined pursuant to Clause 2.03 (d) (Interest) of the Loan and Guarantee Agreement (as stipulated in Clause 3.2.4 of this Agreement);
3.1.14 “Loan Currency” shall mean US Dollars;
3.1.15 “Loans” shall mean together, the A Loan and the C Loan or, as the context requires, their principal amount from time to time outstanding and “Loan” means either of them or, as the context requires, its principal amount from time to time outstanding;

3.1.16 “Potential Event of Default” any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default; and
3.1.17 “Rollover Loan” shall mean a Loan made on an Interest Payment Date in the same amount as all or a portion of an outstanding Loan or Loans maturing on such Interest Payment Date, and which is applied solely in refinancing all or a portion of such maturing Loan, all in accordance with Clause 2.02(c) (Loan Procedure and Rollover) of the Loan and Guarantee Agreement;
3.2 Subject to the provisions of Clause 3.4 below, each of the Borrowers shall, on a joint and several basis, pay interest on each Loan in accordance with this Clause 3.2:
3.2.1 During each Interest Period, the Loans shall bear interest at the applicable Interest Rate for that Interest Period.
3.2.2 Interest on each Loan shall accrue from day to day, be prorated on the basis of a 360 (i.e. three hundred and sixty)-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Loan made less than fifteen (15) days before an Interest Payment Date, interest on that Loan shall be payable on the second Interest Payment Date following the date of that Loan.
3.2.3 The Interest Rate for any Interest Period shall be the rate which is the sum of:
(a) the Applicable Margin; and
(b) LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Loan, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.
3.2.4 If, for any Interest Period, IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify Borrowers and shall instead determine LIBOR:
(a) on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Clause 3.2.3 (b), by any four (4) major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or
(b) if less than two (2) quotations are received from the banks in London in accordance with subsection (a) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Clause 3.2.3(b), by a major bank or banks in New York, New York selected by IFC.
3.2.5 On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrowers of those rates.
3.2.6 The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrowers (unless the Borrowers show to IFC’s satisfaction that the determination involves manifest error).
3.3 Without prejudice to the provisions of Clause 3.4 (Default Interest), if at any time any of the Borrowers fails to pay any amount of principal of, or interest on, any Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:
3.3.1 IFC may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Clause 3.3.3, any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrowers of that election in the notice referred to in Clause 3.2.5 above;
3.3.2 the Interest Rates applicable to any Interest Period which is three (3) months or one (1) month shall be determined in accordance with Clause 3.2 in all respects, except that any reference in Clause 3.2.3(b) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and
3.3.3 unless an Event of Default or Potential Event of Default has occurred and is continuing, IFC shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is June 15. (fifteenth) or December 15. (fifteenth) falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrowers of that reinstatement in the notice referred to in Clause 3.2.5 above.
3.4 Default Interest
3.4.1 Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrowers fail to make any payment of principal or interest (including interest payable pursuant to this Clause) or any other payment provided for in Clause 2.08 (Fees) of the Loan and Guarantee Agreement when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrowers shall, on a joint and several basis, pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.
3.4.2 Interest at the rate referred to in Clause 3.4.1 shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.
4. RANKING AND CHARACTERISTICS OF THE CHARGE
4.1 The Charge constituted by this Agreement shall be first ranking.
4.2 The Charge constituted by, and pursuant to, this Agreement shall:
(a) be a continuing security for the payment, satisfaction and discharge in full of the Secured Obligations and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations or any other matter or thing whatsoever;
(b) be in addition to and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any encumbrance, security interest, guarantee, suretyship, indemnity or other right or remedy which the Chargee (or any person on its behalf) may now or at any time hereafter hold for or in respect of the Secured Obligations or any part thereof; and
(c) not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Chargee (or any person on its behalf) in perfecting or enforcing any encumbrance, security interest, guarantee, suretyship, indemnity or other right or remedy that any of them may now or at any time hereafter have from or against the Chargor.
4.3 The Parties agree and confirm that any person becoming a transferee of any rights and obligations of IFC under the Loan and Guarantee Agreement shall thereupon become entitled to the benefit of the provisions contained herein as if it had originally been and had been named as a party hereto.
4.4 This Agreement shall be construed so as to constitute a separate security agreement between the Chargor on the one hand and the Chargee on the other hand and if such separate agreement between the Chargor and the Chargee becomes invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the Secured Obligations of the Chargor is satisfied or any of the rights of charge created thereby is ineffective, the foregoing shall, to the fullest extent permitted by law, not affect the validity or enforceability of any of the other agreements between the Chargor on the one hand and the Chargee on the other hand.
5. VOTING RIGHTS AND DIVIDENDS
5.1 The Chargee confirms that until the occurrence of an Enforcement Event, the Chargor shall be entitled to:
5.1.1 receive, retain and utilise all dividends, interest and other monies arising on its Quota to the extent permitted under the Loan and Guarantee Agreement; and
5.1.2 exercise all voting rights in relation to its Quota, provided that the Chargor observe all of its obligations under this Agreement and the Financing Documents.
5.2 So long as the Company shall not have received a written notice from the Chargee that an Event of Default has occurred or would occur as a result of the payment or other distribution of such dividend by the Company, it shall be authorised to pay such cash dividends directly to the Chargor. By signing this Agreement, the Company confirms that a written notice from the Chargee to the Company stating that an Event of Default (which is continuing unremedied and unwaived) has occurred, shall be sufficient for the Company to accept the Chargee as being exclusively entitled to such rights and other powers which it is entitled to exercise upon the occurrence of such an Event of Default (which is continuing unremedied and unwaived).
5.3 Upon the occurrence of an Enforcement Event, the Chargee may, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor), but subject to the provisions of this Agreement:
5.3.1 exercise (or refrain from exercising) any voting rights in respect of the Quota;
5.3.2 apply all dividends, interest and other monies arising on the Quota as though they were the proceeds of sale under this Agreement; and
5.3.3 transfer the Quota into the name of such nominee(s) of the Chargee as it shall require.
6. REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1 Representations and Warranties In addition and without prejudice to those representations and warranties made by or in respect of the Chargor herein or in the Financing Documents, the Chargor hereby represents and warrants that, so long as this Agreement shall be in force:
(a) it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power and authority to own its properties and to transact the business in which it is engaged in at all places where it engages in business;
(b) it has all necessary power, has taken all necessary corporate action, has obtained all necessary consents of all government agencies and has taken all action necessary or required by law to enable it to execute and perform this Agreement;
(c) the obligations expressed to be assumed by it in this Agreement constitute its legal, valid, binding and enforceable obligations;
(d) the Company is a company duly incorporated and validly existing under the laws of Hungary;
(e) it is the sole owner of its respective Quota; and it has not sold, transferred or otherwise disposed of, nor has it agreed to sell, transfer or otherwise dispose of any or all of its rights in the Quota to any third person other than as permitted under the Loan and Guarantee Agreement;
(f) according to the Quota Sale and Purchase Agreement concluded between the Chargor and Madison Oil Company Europe dated on the 20th (twentieth) day of February in the year of 2007 (two thousand and seven) its Quota represents a 100% (i.e. one hundred percent) ownership interest in the Company and the respective documents will be filed within 3 (i.e. three) Business Days while such fact will be registered with the Court of Registration within 90 (i.e. ninety) days following the date of this Agreement;

(g) its Quota is free and clear of any and all encumbrances and of any rights of third parties, save for pre-emption rights stipulated in the Companies Act and it is entitled to charge the Quota as envisaged hereby other than as permitted under the Loan and Guarantee Agreement;
(h) its Quota is not subject to any pending litigation, other legal procedures or actions or any claims of any third parties;
(i) it has not reserved a priority position in respect of its Quota (as regulated by Section 264 (2) of the Civil Code);
(j) this Agreement, together with the act of registration, as set out in Clause 2.2 constitutes a valid first ranking Charge over its Quota;
(k) it has not taken any action or allowed the Company or any of its authorised signatories to take any action that alters or impedes the Chargee’s rights hereunder;
(l) its Quota is fully paid up and there are no liabilities outstanding in respect thereof; and
(m) no decrease in the registered capital (törzstõke) of the Company or any other change that might adversely affect the execution and performance or enforceability of this Agreement has occurred since the date of the extract (cégkivonat) obtained from the Court of Registration.
6.2 Covenants In addition and without prejudice to those covenants, undertakings, commitments and obligations made by or in respect of the Chargor herein and in the Financing Documents, the Chargor hereby covenants that, so long as this Agreement shall be in force, it shall:
(a) ensure that the Chargor bears all the costs and expenses in relation to the notarisation of this Agreement and the registration of the Charge in the Registry of Charge and with the Court of Registration (including, without limitation stamp duties and fees payable to the Hungarian public notary and the Court of Registration);
(b) not take or omit to take any action the taking or omission of which might result in the alteration or impairment of any rights under the Charge or which might adversely affect or diminish the value of the Quota;
(c) notify the Chargee immediately of any event or circumstance which might adversely affect, alter or impair the Chargee’s rights under or pursuant to this Agreement or diminish the value of the Quota, such as (without limitation) the filing of a petition for the bankruptcy (csõdeljárás) or insolvency (felszámolási eljárás) of the Company, the initiation of an execution in respect of the Quota in accordance with Court Enforcement Act or similar laws applicable in other jurisdictions, the termination of the Company’s commercial activities or the winding up of the Company;
(d) at its own cost and expense execute and do all such acts and things as the Chargee may require from time to time to create, perfect or protect the Charge or any part thereof or to facilitate the realisation of the Charge or any part thereof and as are required in the exercise of all powers, authorities and discretion vested in the Chargee in respect of the Charge or any part thereof;
(d) at its own cost and expense from time to time obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required by the laws and regulations of Hungary to enable it to lawfully execute and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence (subject to translation into the Hungarian language) in Hungary of this Agreement;
(e) not reserve a priority position in respect of the Quota under Section 264 (2) of the Civil Code;
(f) ensure that the Charge created hereunder shall be at all times first ranking Charge over the Quota and not sell, transfer or otherwise dispose of any or all of its rights in the Quota (whether with or without consideration), not encumber the Quota or grant any further security interest or any right over the Quota to any other person, during the term of this Agreement other than as permitted under the Loan and Guarantee Agreement or with the prior written consent of the Chargee;
(g) ensure and make all steps necessary in order to effect that its 100% (i.e. one hundred percent) ownership interest in the Company is become registered with the Court of Registration within 90 (i.e. ninety) days following the date of this Agreement;
(h) not pass any Quotaholders’ Resolution (taggyûlési határozat) (i) to amend the Articles of Association of the Company in a manner that may adversely effect on the Chargee’s rights hereunder without the prior written consent of the Chargee or (ii) to dissolve and liquidate the Company or to authorise an application for the bankruptcy (csõdeljárás) or insolvency (felszámolási eljárás) of the Company or (iii) to reduce the registered capital (törzstõke) of the Company, save for a decrease of registered capital to be made in accordance with a mandatory statutory requirement set out in the relevant provisions of the Companies Act;
(i) after an Event of Default which is continuing unremedied and unwaived has occurred, only pass Quotaholders’ Resolutions with the prior written consent of the Chargee; and
(j) promptly provide the Chargee upon its request with statements on such other matters and information as the Chargee may from time to time request.
7. CHARGEE’S RIGHTS
7.1 The powers conferred by this Agreement on the Chargee in relation to the Quota or any part thereof shall be in addition to and not in substitution for the rights conferred on the Chargee by applicable law except insofar as they are expressly excluded by this Agreement and, where there is any ambiguity or conflict between the rights contained in any such applicable law and those conferred by this Agreement, then the terms of this Agreement shall prevail to the extent permitted by such law.
7.2 The Chargee shall not, in any circumstances, be liable to the Chargor for any loss or damage arising from any act or omission of the Chargee in relation to the Quota or any part thereof or from any exercise or non-exercise by the Chargee of any rights conferred upon it in relation to the Quota or any part thereof pursuant to this Agreement or by applicable law unless such loss or damage shall be caused by the gross negligence or wilful misconduct of the Chargee.
7.3 The Chargee shall be entitled at any time to take any such action as it in its reasonable discretion thinks fit for the purpose of protecting the security constituted by this Agreement and the Chargor hereby agrees to indemnify the Chargee on demand against any losses incurred by the Chargee in the protection or attempted protection of the security constituted by this Agreement. For the avoidance of doubt, enforcement action shall be governed by Clause 8 of this Agreement.
7.4 The Chargee may, at any time and from time to time, delegate by power of attorney to any person all or any of the rights which are for the time being exercisable by the Chargee hereunder in relation to the Quota or any part thereof and the Chargee shall inform the Chargor of such a delegation or appointment of a delegate.
7.5 The Chargee need not, before it exercises any of the rights conferred upon it by this Agreement or by law (i) initiate proceedings or obtain a judgement against the Chargor or any other person in any court; (ii) make or file a claim in a bankruptcy or liquidation with respect to the Chargor or any other person; or (iii) enforce any of its rights in respect of any of the Secured Obligations, except as required by Hungarian law from time to time.
8. ENFORCEMENT
8.1 The Chargor hereby acknowledges that the Chargee may enforce the Charge upon an Enforcement Event.
8.2 Upon the occurrence of an Enforcement Event the Charge may be enforced, pursuant to the decision of the Chargee made in its sole discretion, by way of:

(a) any court enforcement proceedings available under the Court Enforcement Act (with or without any court proceedings in relation to the merit of the claim pursuant to Section 255 (1) of the Civil Code);
(b) to the extent possible under Hungarian law, sale of the Quota by the Chargee (as set out in Section 257(2) of the Civil Code);
(c) if the Chargee so elects, it can instruct Hungarian institution instructed by the Chargee engaged as business activity or ex officio in granting secured loans or arranging auctions, to sell the Quota, which sale shall be effected by a public auction to the highest bidder (as set out in Section 257 (3) of the Civil Code); or
(d) joint sale by the Chargee and the Chargor.
8.3 The Parties hereby agree that without prejudice to the provisions of Clause 8.2, upon the occurrence of an Enforcement Event, at the request of the Chargee, the Parties will enter into negotiations in good faith regarding the possible acquisition of any or all of the Quota by the Chargee.
8.4 If the Chargee elects to conduct the enforcement in accordance with Articles 10(b), 20 and 21 of Court Enforcement Act, then it shall become immediately entitled to so enforce the Charge upon obtaining the Declaration after the elapse of the payment date set by the Chargee in the Demand without receipt of the payment in full of the amount set out in the Demand.
8.5 If the enforcement is conducted in accordance with Clause 8.2 (b) to (d), then the sale of the Quota shall be subject to the following conditions: (i) the bidder must offer a minimum purchase price of the Quota being at least at 50% (i.e. fifty percent) of the fair market value as determined by an independent expert of international repute (such expert is to be selected by the Chargee, hereafter the “Expert”); and (ii) the sale must be completed within 12 (i.e. twelve) months of the Chargor receiving a written notice from the Chargee of its intention to proceed with the sale of the Quota in accordance with Clause 8.2 (b) to (d). For the avoidance of doubt the Chargee will be considered to have acted to obtain the best price reasonably obtainable where it accepts the highest bid offered during the sale for the Quota.
8.6 The Chargor shall, upon the request of the Chargee, in the case of an Enforcement Event, deliver any document relating to the Company, which is required by the Chargee for the purposes of exercising its rights under this Agreement. The Chargor may request to receive a copy of the valuation report obtained from the Expert by the Chargee in respect of the Quota and the Chargee shall provide the same to the Chargor where the Chargee considers it reasonable to do so. The appointed Hungarian institution under Clause 8.2 (c) above is entitled to request all necessary documents for the sale from the Chargor.
8.7 The Chargee shall within 15 (fifteen) days before the sale notify the Chargor in writing of (i) the method, (ii) the place and (iii) the date of such sale. The Chargee hereby confirms that it will comply with the provisions of Government Decree 12/2003 (I. 30.), including but not limited to notifying the Chargor of its intention to sell the Quota, at least 30 (thirty) days before the intended sale.
8.8 If the Chargee is not capable by the termination of the period available for sale pursuant to Clause 8.5 above to conduct the enforcement in accordance with Clause 8.2 (b); (c) or (d), it shall immediately be entitled to conduct the enforcement in accordance with Clause 8.2 (a), and in that case it shall become immediately entitled to enforce the Charge as set out in Clause 8.4 above.
8.9 The Chargee shall utilise the revenues of the sale towards the fulfilment of the Secured Obligations after deducting costs incurred by it in connection with the sale of the Quota.
8.10 If, as a result of enforcement proceedings the Chargee receives proceeds from the sale of the Quota in excess of the aggregate value of the Secured Obligations plus the costs of sale, it shall within 30 (i.e. thirty) days of receipt of the proceeds, return the excess proceeds of such sales to the Chargor.

8.11 No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Chargee to exercise any of the powers hereby conferred has arisen, nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.
9. GENERAL PROVISIONS
9.1 Immediate Recourse
To the fullest extent allowed by applicable law, the Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or entity or enforce any guarantee, suretyship or security granted by any other person or entity before enforcing this Agreement and/or its rights hereunder or pursuant hereto.
9.2 Certificates
A certificate signed by any duly authorised officer of the Chargee setting forth any amount due to IFC or from the Obligors in respect of the Secured Obligations shall be prima facie evidence of such amount against the Obligors unless in case of manifest error or fraud on the part of the Chargee.
9.3 Discharge
Where any discharge (whether in respect of this Agreement, or other Security Document for the Secured Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is subsequently avoided or must be restored on bankruptcy (csõdeljárás), insolvency (felszámolási eljárás) or otherwise without limitation, the liability of the Chargor under this Agreement and the rights of the Chargee created hereby and pursuant hereto shall continue as if there had been no discharge or arrangement and the foregoing shall serve as a condition precedent to any such discharge or arrangement. The Chargee shall be under no obligation to challenge, contest or otherwise take any steps to remedy any avoidance of any payment, security or other disposition or the restoration thereof by any liquidator, receiver or similar officer on bankruptcy, insolvency or otherwise.
10. COSTS AND EXPENSES
Any and all:
(a) costs, charges and expenses (including, but not limited to, stamp duties, all notarial and legal fees) incurred and all payments made by the Chargee in the lawful exercise of the powers hereby conferred upon it (whether or not occasioned by any act, neglect or default of the Chargor) in relation to the negotiation, preparation and administration of this Agreement, and any costs, charges and expenses in relation to the execution, perfection or enforcement of this Agreement, the realisation of the security granted hereunder as well as in connection with any variation, amendment or supplement to any of the terms of this Agreement and/or any consent or waiver required from the Chargee in relation to this Agreement, in each case regardless of whether the same is actually implemented, completed or granted, as the case may be; and
(b) amounts expressed herein to be for the account of the Chargor but paid by the Chargee and any amounts for which the Chargor has undertaken to indemnify or reimburse the Chargee, shall be paid by the Chargor to the Chargee on first demand.
11. REMEDIES AND WAIVERS
No failure on the part of the Chargee to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by the chosen law, any applicable laws of a foreign jurisdiction or the Financing Documents.
12. SEVERABILITY

If any of the terms hereof is or becomes invalid or unenforceable (or the security interests purported to be created hereunder or pursuant hereto are ineffective) for any reason under the laws of any jurisdiction or in relation to the Chargor, such invalidity or unenforceability shall to the fullest extent possible under applicable law not affect its validity or enforceability in any other jurisdiction or invalidate or make unenforceable any other term hereof. The parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.
13. ATTORNEY
To the fullest extent permitted by applicable law, the Chargor hereby appoints the Chargee, such appointment being made for the benefit of the Chargee and shall be effective from the date of this Agreement, to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Chargor and in its name or in the name of the Chargee and as the Chargor’s attorney in act and deed to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements (including any agreements to which the Chargee itself is a party, certificates and consents and to do any and all such acts and things as the Chargor themselves could do in relation to the Quota or in relation to any matters dealt with in this Agreement and which the Chargee may reasonably deem to be necessary in order to give full effect to the purposes of this Agreement. The Chargor will ratify and confirm whatever the Chargee shall do or cause to be done in pursuance of the powers conferred to it hereunder.
14. TERMINATION
14.1 This Agreement will terminate when all Secured Obligations have been unconditionally and irrevocably discharged or paid in full.
14.2 The Chargee is, at all times, entitled to terminate (in whole or in part) the Charge and/or limit the Secured Obligations to those obligations as specified in a written notification to the Chargor. The Chargor agrees in advance to such termination (in whole or in part) or to such limitation.
14.3 Upon termination of this Agreement, the Chargee shall promptly (but in any event no later than 30 days) issue all certificates or other documents as are required by law or requested reasonably by the Chargor in order that the Charge can be deleted from the Registry of Charges.
15. NOTICES
15.1 Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.
15.2 Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:
(a) Notices to the Chargor shall be delivered to the following address:
Address: 4809 Cole Avenue Suite 108 Dallas, Texas 75205 USA
Attention: Douglas W. Weir
Facsimile: (214) 559 3933
(b) Notices to the Company shall be delivered to the following address:
Address: 4809 Cole Avenue Suite 108 Dallas, Texas 75205 USA
Attention: Douglas W. Weir
Facsimile: (214) 559 3933
(c) Notices to the Chargee shall be delivered to the following address:
Address: 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 USA
Facsimile: (202) 974-4322

Attention: Director, Oil, Gas, Mining and Chemicals Department
or any substitute address or fax number or department or officer as the Chargor or the Company may notify IFC (or IFC may notify to the Chargor and the Company, if a change is made by IFC) by not less than five Business Days’ notice.
15.3 Delivery
Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(a) if by way of fax, when received in legible form; or
(b) if by way of letter, when it has been left at the relevant address or [five] Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 15.2 (Addresses), if addressed to that department or officer.
15.4 Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 15.2 (Addresses) or changing its own address or fax number IFC shall notify the Chargor and the Company.
15.5 English language
15.5.1 Any notice given under or in connection with this Agreement must be in English.
15.5.2 All other documents provided under or in connection with this Agreement be:
(a) in English; or
(b) if not in English, and if so required by IFC, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
16. GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, Hungarian law.
17. JURISDICTION
The Parties agree that any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (“Dispute”) shall be referred to a Hungarian court and that the Metropolitan Court of Budapest shall have non-exclusive jurisdiction to settle any such Dispute.
18. LANGUAGE
This Agreement shall be executed in English only. This Agreement may be translated into Hungarian but, in the event of any conflict between the two versions, the English version shall prevail.
19. AMENDMENTS
This Agreement may be amended only by a written instrument executed by the Parties and, in case of an amendment effecting the registered data in the Registry of Charges, in the form of a notarial deed.
     The Parties hereby request the notary to register the above mentioned pledge on quota in the Registry of Pledges.
     Parties hereby declare that they are aware of being bound by the obligation of reporting (submitting a petition for the registration of changes) if the mortgage relationship contemplated in this contract changes or terminates, or if the data recorded in the mortgage register are modified (collectively: Change), as defined in IM Decree no. 11/2001 (September 1) on the Definition of the detailed rules of the mortgage register.
     We the undersigned Contracting Parties declare, that we know and acknowledge, all the obligations result from the Agreements incorporated into this notarial deed, and bind ourselves to fulfil contractually, promptly, and remnantlessly all the obligations, and to comply remnantlessly with the terms and conditions stipulated in them.

     The Contracting Parties being informed hereby by the Notarysubstitute that a civil enforcement may be initiated upon a notarial deed before the Court, if that notarial deed including duty of both the performance and the valuable consideration thereof, stating names and adresses of both the obligee and the obligor, the subject, amount and title of the commitment, the mode and terms of performance, provided that the claim being enforceable by an action under this title and the performance being in arrears.
     In case of deficiency of the above mentioned data, their existence, amount, quantity, fulfillment must be proved by notarial document. In case of maturity dependant on condition or terms, the fulfillment of the condition or terms must be proved by notarial document.—
     The Parties hereby acknowledge the warning of the Notarysubstitute, that a Notarial deed, concluded according to the above facts, and rules is a European executory deed (relating to the not disputed claim for money), in so far as it is in conformity with the conditions of direct judicial enforceability, to be applied in the territory of the Republic of Hungary, in respect to the fact, that the deed is entered into a notarial deed by a notary as public authority.
     Certified office copies of this deed can be delivered to the parties unrestrictedly.
     I, the undersigned Notarysubstitute have drawn the original of this Notarial Deed. After reading it out and summing up the contents and legal consequences of it to the appearers and after they have declared to have taken due notice of the contents of the instrument which is fully complying to their will, this instrument is signed by the appearers and by me, Notarysubstitute.
     Budapest, this 28th (twenty-eighth) day of February in the year of 2007 (two thousand and seven).
     Mr. Wetzlaugk, Travis Karl-Paul sm., TOREADOR RESOURCES CORPORATION, dr. Mestyán, Szabolcs sm., INTERNATIONAL FINANCE CORPORATION, Mr. Wetzlaugk, Travis Karl-Paul sm. Toreador International Holding Limited Liability Company, Dr. Csernák András s.m. Notarysubstitute L.S.
     Countersigned: Dr. Tóth, Ádám Notary sm.

     It is hereby certified that the present Certified Office Copy being true and faithful copy of the original of the notarial deed deposited with the archives of the Notary under registration number above.-
     Budapest, this 01st (first) day of March in the year of 2007 (two thousand and seven).
Dr. Csernák András
Notarysubstitute